QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.54

        CONFORMED COPY

ASSIGNMENT AGREEMENT

        This Assignment Agreement, dated as of March 1, 2004 (this "Agreement"), is made by and between Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("MFOC"), Mrs. Fields Famous Brands, LLC, a Delaware limited liability company and a wholly owned subsidiary of MFOC ("MFFB"), and, for the limited purpose set forth in Section 1.2, Dawn Food Products ("Vendor").

W I T N E S S E T H:

        WHEREAS, MFOC and Vendor are parties to that certain Supply and Distribution Agreement, dated August 9, 1998 (the "Contract");

        WHEREAS, MFOC formed MFFB, a single-member limited liability company, in accordance with the Delaware Limited Liability Company Act on February 4, 2003; and

        WHEREAS, in accordance with the terms and subject to the condition set forth in this Agreement, MFOC desires to assign all of its rights and interests in the Contract to MFFB, MFFB desires to accept such assignment and Vendor desires to consent to such assignment effective as of the date that MFOC and MFFB close certain contemplated refinance and reorganization transactions.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, each of the parties hereto hereby agree as follows:

ARTICLE I

TRANSFER OF THE CONTRACT

        Section 1.1    Assignment of the Contract.    Subject to Section 1.2, MFOC hereby does transfer, convey, assign and deliver to MFFB, and MFFB hereby accepts, any and all right, title, interest obligations and liabilities of MFOC in the Contract; provided, however, that notwithstanding such assignment, MFOC agrees that all outlets owned or operated by MFOC, defined in the Contract as "Corporate Outlets," will continue to be covered by and bound by the Contract, and that MFOC will continue to be bound by the terms and conditions set forth in the Contract regarding the Corporate Outlets.

        Section 1.2    Consent to Assignment.    Vendor hereby consents to the assignment of the Contract contemplated by Section 1.1 for all purposes under the Contract.

        Section 1.3    No Other Modification.    Except as expressly contemplated hereby, the Contract shall remain unchanged and in full force and effect in accordance with its terms.

ARTICLE II

MISCELLANEOUS

        Section 2.1    Further Assurances.    Each party on behalf of itself and its permitted successors and assigns shall, without additional consideration, prepare, execute and deliver such further instruments and take such further actions as may be reasonably requested by the other party to make effective the intent of this Agreement and the assignment contemplated by this Agreement.

        Section 2.2    Certain Definitions.    For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Contract.

        Section 2.3    Interpretation.    For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified and (iv) the word "or" shall not be exclusive.

        Section 2.4    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

        (a)   The parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Utah over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any legal proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (b)   THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

        Neither this section nor Section 2.5 shall be construed as superceding or modifying any choice of law or venue provision in the Contract.

        Section 2.5    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Utah.

        Section 2.6    Descriptive Headings.    The article, section and other headings contained in this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

        Section 2.7    Severability.    If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in full force and effect, provided that the essential terms of this Agreement for both parties remain valid, binding and enforceable and provided, further, that the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purposes hereof. To the extent permitted by law, the parties hereby waive to the same extent any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

        Section 2.8    Binding Effect; Assignment.    This Agreement will be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made without the prior written consent of the parties hereto and any attempted assignment without the required consents will be null and void.

        Section 2.9    Counterparts.    This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. This Agreement will become binding when one or more counterparts taken together will have been executed and delivered (including by facsimile) by the parties. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ MICHAEL WARD
Name:	Michael Ward
Title:	Sr. Vice President
MRS. FIELDS FAMOUS BRANDS, LLC
By:	/s/ MICHAEL WARD
Name:	Michael Ward
Title:	Sr. Vice President
For the limited purpose set forth in Section 1.2 only:
DAWN FOOD PRODUCTS
By:	/s/ MILES E. JONES
Name:	Miles E. Jones
Title:	Executive Vice President

QuickLinks

ASSIGNMENT AGREEMENT